   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 2003



                                                     REGISTRATION NO. 333-107059

________________________________________________________________________________
________________________________________________________________________________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                         LEUCADIA NATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              -------------------

           NEW YORK                          6331                         13-2615557
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                              -------------------

                         LEUCADIA NATIONAL CORPORATION
                             315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                                 (212) 460-1900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               JOSEPH A. ORLANDO
                         LEUCADIA NATIONAL CORPORATION
                             315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                                 (212) 460-1900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                              -------------------

                                WITH COPIES TO:
                             ANDREA BERNSTEIN, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


_______________________________________________________________________________
_______________________________________________________________________________

PROSPECTUS

                         LEUCADIA NATIONAL CORPORATION

                                [LOGO: LEUCADIA]

                               OFFER TO EXCHANGE
                    ALL OUTSTANDING 7% SENIOR NOTES DUE 2013
                     FOR AN EQUAL AMOUNT OF 7% SENIOR NOTES
                      DUE 2013 WHICH HAVE BEEN REGISTERED

                              -------------------

MATERIAL TERMS OF THE EXCHANGE OFFER



          Expires at 5:00 p.m., New York City time, on
                              , 2003, unless extended.

          The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or applicable interpretations of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

          We will exchange all outstanding notes issued under an indenture dated June 5, 2003 that are validly tendered and not validly withdrawn for an equal principal amount of notes issued under an indenture dated November 5, 2003 that are registered under the Securities Act. The terms of the June and November indentures are substantially identical except that the November indenture does not limit the maximum amount of notes that may be issued under the November indenture, subject to the restrictive covenants contained in the indenture.

          Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

          The terms of the registered notes to be issued in the exchange offer are substantially identical to the old notes that we issued on June 5, 2003, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes that will not apply to the registered notes.

          We will not receive any cash proceeds from the exchange offer.



                              -------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                              -------------------

           THE DATE OF THIS PROSPECTUS IS                     , 2003

                               TABLE OF CONTENTS


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
                                                              PAGE
                                                              ----
Summary.....................................................    1
Where You Can Find More Information.........................    9
Forward-Looking Statements..................................    9
Incorporation by Reference..................................   10
The Exchange Offer..........................................   11
Capitalization..............................................   19
Selected Financial and Operating Data.......................   21
Description of Certain Indebtedness and Other Obligations...   23
Description of the Registered Notes.........................   24
Federal Income Tax Considerations...........................   33
Plan of Distribution........................................   34
Legal Matters...............................................   34
Experts.....................................................   34


                              -------------------

    Our logo which appears on the front and back cover page of this prospectus is registered in the United States Patent and Trademark Office.

                                    SUMMARY

    The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Before making an investment decision, you should carefully read this entire prospectus. Unless otherwise expressly stated herein or the context otherwise requires, all references in this prospectus to 'Leucadia,' 'we,' 'us,' 'our,' 'our company' or 'the company' refer to Leucadia National Corporation, a New York corporation and its direct and indirect subsidiaries and all references to 'notes' refer to the old notes and the registered notes.

                               THE EXCHANGE OFFER


    On June 5, 2003, we issued in a private placement $200 million aggregate principal amount of our 7% Senior Notes due 2013 under an indenture dated
June 5, 2003, which we refer to as the 'old notes.' We refer to this private placement as the 'original note offering.' We entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver to you this prospectus. You are entitled to exchange your old notes in the exchange offer for registered notes with substantially identical terms. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933. You should read the discussions under the headings 'The Exchange Offer' and 'Description of the Registered Notes' for further information regarding the registered notes.


                                  OUR COMPANY

    We are a diversified holding company engaged in a variety of businesses, including telecommunications, banking and lending, manufacturing, real estate activities, winery operations, development of a copper mine and property and casualty reinsurance. We concentrate on return on investment and cash flow to build long-term shareholder value, rather than emphasizing volume or market share. Additionally, we continuously evaluate the retention and disposition of our existing operations and investigate possible acquisitions of new businesses in order to maximize shareholder value. In identifying possible acquisitions, we tend to seek assets and companies that are troubled or out of favor and, as a result, are selling substantially below the values we believe to be present.


    Our telecommunications operations primarily consist of WilTel Communications Group, Inc. WilTel owns or leases and operates a nationwide inter-city fiber-optic network, extended locally and globally, to provide Internet, data, voice and video services. For information regarding our recent merger with WilTel, including pro forma consolidated financial statements, see our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2003, each of which is incorporated by reference in this prospectus.


    Our banking and lending operations have historically consisted of making instalment loans to niche markets primarily funded by customer banking deposits insured by the Federal Deposit Insurance Corporation. However, as a result of increased loss experience and declining profitability in its automobile lending program, the segment's largest program, we stopped originating new automobile loans in September 2001. In 2003, we ceased originating all other lending programs. We are considering our alternatives for our banking and lending operations, which could include selling or liquidating some or all of its loan portfolios, and outsourcing certain functions.

    Our manufacturing operations manufacture and market proprietary lightweight plastic netting used for a variety of purposes including, among other things, construction, agriculture, packaging, carpet padding, filtration and consumer products.

    Our domestic real estate operations include a mixture of commercial properties, residential land development projects and other unimproved land, all in various stages of development and all available for sale. During 2002, we sold our interest in Compagnie Fonciere FIDEI, our foreign real estate subsidiary, for total proceeds of 70.4 million Euros ($66.2 million) and recorded an increase to shareholders' equity of $12.1 million.

    Our winery operations consist of Pine Ridge Winery in Napa Valley, California and Archery Summit in the Willamette Valley of Oregon. These wineries primarily produce and sell wines in the luxury segment of the premium table wine market.

    Our copper mine development operations consist of our 72.8% interest in MK Gold Company, a publicly traded company listed on the NASD OTC Bulletin Board (Symbol: MKAU).

    Our property and casualty reinsurance business is conducted through our common stock interest in Olympus Re Holdings, Ltd., a Bermuda reinsurance company primarily engaged in the property excess, marine and aviation reinsurance business. In July 2003, we sold a portion of our interest back to Olympus for cash proceeds of $79.5 million, which reduced our interest to approximately 16%. No material gain or loss will be recognized on the sale.

RECENT DEVELOPMENTS


    On August 13, 2003, we issued in a private placement $25 million aggregate principal amount of our 7% Senior Notes due 2013 under an indenture dated
August 13, 2003. On November 5, 2003, we issued in a private placement $25 million aggregate principal amount of our 7% Senior Notes due 2013 under the November indenture. The terms of the notes issued under the June, August and November indentures are substantially identical. We intend to offer to exchange the notes issued in August 2003 and November 2003 for registered notes issued under the November indenture. If all holders of notes issued in June 2003 and August 2003 exchange their notes for registered notes pursuant to their respective exchange offers, there will be $250 million principal amount of notes outstanding under the November indenture which will comprise a single series. No offer to exchange the notes issued in August 2003 and November 2003 is being made by way of this prospectus.


                              -------------------

    Our principal executive offices are located at 315 Park Avenue South, New York, New York 10010. Our telephone number is (212) 460-1900.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER


    The exchange offer relates to the exchange of up to $200 million aggregate principal amount of old notes for an equal aggregate principal amount of registered notes issued under the November indenture. On June 5, 2003, we issued and sold $200 million aggregate principal amount of old notes in a private placement.



    The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes have been registered under the Securities Act of 1933 and will not bear legends restricting their transfer. We issued the old notes under an indenture which grants you a number of rights. The registered notes will be issued under the November indenture and you will have the same rights under the November indenture as the holders of the old notes. The terms of the June and November indentures are substantially identical except that the November indenture does not limit the maximum amount of notes that may be issued under the November indenture, subject to the restrictive covenants contained in the indenture. See 'Description of the Registered Notes.'



Registration Rights Agreement.............  You are entitled under the registration rights agreement to exchange your old notes for registered notes with
                                            substantially identical terms. The exchange offer is
                                            intended to satisfy these rights. After the exchange
                                            offer is complete, except as set forth in the next
                                            paragraph, you will no longer be entitled to any
                                            exchange or registration rights with respect to your old
                                            notes.

                                            The registration rights agreement requires us to file a
                                            registration statement for a continuous offering in
                                            accordance with Rule 415 under the Securities Act for
                                            your benefit if you would not receive freely tradeable
                                            registered notes in the exchange offer or you are
                                            ineligible to participate in the exchange offer and
                                            indicate that you wish to have your old notes registered
                                            under the Securities Act. See 'The Exchange
                                            Offer--Procedures for Tendering.'

The Exchange Offer........................  We are offering to exchange $1,000 principal amount of
                                            7% Senior Notes due 2013 issued under the November
                                            indenture, which have been registered under the
                                            Securities Act, for each $1,000 principal amount of our
                                            unregistered 7% Senior Notes due 2013 issued under the
                                            June indenture. In order to be exchanged, an old note
                                            must be properly tendered and accepted. All old notes
                                            that are validly tendered and not validly withdrawn will
                                            be exchanged.

                                            As of this date, there are $200 million aggregate
                                            principal amount of old notes outstanding.

                                            We will issue the registered notes promptly after the
                                            expiration of the exchange offer.

Resales of the Registered Notes...........  We believe that registered notes to be issued in the exchange offer may be offered for resale, resold and
                                            otherwise transferred by you without compliance with the
                                            registration and prospectus delivery provisions of the
                                            Securities Act if you meet the following conditions:

                                            (1) the registered notes are acquired by you in the
                                                ordinary course of your business;

                                            (2) you are not engaging in and do not intend to engage
                                                in a distribution of the registered notes;

                                            (3) you do not have an arrangement or understanding with
                                                any person to participate in the distribution of the
                                                registered notes; and

                                            (4) you are not an affiliate of ours, as that term is
                                                defined in Rule 405 under the Securities Act.

                                            Our belief is based on interpretations by the staff of
                                            the Commission, as set forth on no-action letters issued
                                            to third parties unrelated to us. The staff has not
                                            considered this exchange offer in the context of a
                                            no-action letter, and we cannot assure you that the
                                            staff would make a similar determination with respect to
                                            this exchange offer.

                                            If you do not meet the above conditions, you may incur
                                            liability under the Securities Act if you transfer any
                                            registered note without delivering a prospectus meeting
                                            the requirements of the Securities Act. We do not assume
                                            or indemnify you against that liability.

                                            Each broker-dealer that is issued registered notes in
                                            the exchange offer for its own account in exchange for
                                            old notes which were acquired by that broker-dealer as a
                                            result of market-making activities or other trading
                                            activities must agree to deliver a prospectus meeting
                                            the requirements of the Securities Act in connection
                                            with any resales of the registered notes. A broker-
                                            dealer may use this prospectus for an offer to resell or
                                            to otherwise transfer these registered notes.

Expiration Date...........................  The exchange offer will expire at 5:00 p.m., New York
                                            City time, on             , 2003, unless we decide to
                                            extend the exchange offer. We do not intend to extend
                                            the exchange offer, although we reserve the right to do
                                            so. If we determine to extend the exchange offer, we do
                                            not intend to extend it beyond             , 2003.

Conditions to the Exchange Offer..........  The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or
                                            any applicable interpretation of the staff of the
                                            Commission and no injunction, order or decree has been
                                            issued which would prohibit, prevent or materially
                                            impair our ability to proceed with the exchange offer.
                                            See 'The Exchange Offer--Conditions.'

Procedures for Tendering Old Notes Held in
  the Form of Book-Entry Interests........  The old notes were issued as global securities in fully registered form without coupons. Beneficial interests in
                                            the old notes which are held by direct or indirect
                                            participants in The Depository Trust Company are shown
                                            on, and transfers of the notes can be made only through,
                                            records maintained in book-entry form by DTC with
                                            respect to its participants.

                                            If you are a holder of an old note held in the form of a
                                            book-entry interest and you wish to tender your old note
                                            for exchange pursuant to the exchange offer, you must
                                            transmit to JPMorgan Chase Bank, as exchange agent, on
                                            or prior to the expiration of the exchange offer either:

                                             a written or facsimile copy of a properly completed and
                                             executed letter of transmittal and all other required
                                             documents

                                             to the address set forth on the cover page of the
                                             letter of transmittal; or

                                             a computer-generated message transmitted by means of
                                             DTC's Automated Tender Offer Program system and forming
                                             a part of a confirmation of book-entry transfer in
                                             which you acknowledge and agree to be bound by the
                                             terms of the letter of transmittal.

                                            The exchange agent must also receive on or prior to the
                                            expiration of the exchange offer either:

                                             a timely confirmation of book-entry transfer of your old
                                             notes into the exchange agent's account at DTC, in
                                             accordance with the procedure for book-entry transfers
                                             described in this prospectus under the heading 'The
                                             Exchange Offer--Book-Entry Transfer;' or

                                             the documents necessary for compliance with the
                                             guaranteed delivery procedures described below.

                                            A letter of transmittal accompanies this prospectus. By
                                            executing the letter of transmittal or delivering a
                                            computer-generated message through DTC's Automated
                                            Tender Offer Program system, you will represent to us
                                            that, among other things:

                                             the registered notes to be acquired by you in the
                                             exchange offer are being acquired in the ordinary course
                                             of your business;

                                             you are not engaging in and do not intend to engage in a
                                             distribution of the registered notes;

                                             you do not have an arrangement or understanding with any
                                             person to participate in the distribution of the
                                             registered notes; and

                                             you are not our affiliate.

Procedures for Tendering Certificated Old
  Notes...................................  If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited
                                            circumstances, in exchange for your book-entry
                                            interests, certificated notes which are in equal
                                            principal amounts to your book-entry interests. See
                                            'Description of the Registered Notes -- Form of
                                            Registered Notes.' No certificated notes are issued and
                                            outstanding as of the date of this prospectus. If you
                                            acquire certificated old notes prior to the expiration
                                            of the exchange offer, you must tender your certificated
                                            old notes in accordance with the procedures described in
                                            this prospectus under the heading 'The Exchange
                                            Offer--Procedures for Tendering--Certificated Old
                                            Notes.'

Special Procedures for Beneficial
  Owners..................................  If you are the beneficial owner of old notes and they are registered in the name of a broker, dealer,
                                            commercial bank, trust company or other nominee, and you
                                            wish to tender your old notes, you should promptly
                                            contact the person in whose name your old notes are
                                            registered and instruct that person to tender on your
                                            behalf. If you wish to tender on your own behalf, you
                                            must, prior to completing and executing the letter of
                                            transmittal and delivering your old notes, either make
                                            appropriate arrangements to register ownership of the
                                            old notes in your name or obtain a properly completed
                                            bond power from the person in whose name your old notes
                                            are registered. The transfer of registered ownership may
                                            take considerable time. See 'The Exchange
                                            Offer--Procedures for Tendering--Procedures
                                            Applicable to All Holders.'

Guaranteed Delivery Procedures............  If you wish to tender your old notes and:

                                            (1) they are not immediately available;

                                            (2) time will not permit your old notes or other
                                                required documents to reach the exchange agent before
                                                the expiration of the exchange offer; or

                                            (3) you cannot complete the procedure for book-entry
                                                transfer on a timely basis,

                                            you may tender your old notes in accordance with the
                                            guaranteed delivery procedures set forth in 'The
                                            Exchange Offer--Procedures for Tendering--Guaranteed
                                            Delivery Procedures.'

Acceptance of Old Notes and Delivery of
  Registered Notes........................  Except under the circumstances described above under
                                            'Conditions to the Exchange Offer,' we will accept for
                                            exchange any and all old notes which are properly
                                            tendered in the exchange offer prior to 5:00 p.m., New
                                            York City time, on the expiration date. The registered
                                            notes to be issued to you in the exchange offer will be
                                            delivered promptly following the expiration date. See
                                            'The Exchange Offer--Terms of the Exchange Offer.'

Withdrawal................................  You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the
                                            expiration date. We will return to you any old notes not
                                            accepted for exchange for any reason without expense to
                                            you as promptly as we can after the expiration or
                                            termination of the exchange offer.

Exchange Agent............................  JPMorgan Chase Bank is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange.......  If you do not participate in the exchange offer, upon completion of the exchange offer, the liquidity of the
                                            market for your old notes could be adversely affected.
                                            See 'The Exchange Offer--Consequences of Failure to
                                            Exchange.'

Federal Income Tax Consequences...........  The exchange of old notes will not be a taxable event for federal income tax purposes. See 'Federal Income Tax
                                            Considerations.'

                  SUMMARY OF THE TERMS OF THE REGISTERED NOTES


Issuer....................................  Leucadia National Corporation.

Offering..................................  $200,000,000 aggregate principal amount 7% Senior Notes due 2013.

Maturity Date.............................  August 15, 2013.

Interest Rate.............................  We will pay interest on the notes at an annual rate of
                                            7%.

Interest Payment Dates....................  We will make interest payments on the notes semiannually, on each February 15 and August 15,
                                            beginning on August 15, 2003.

Ranking...................................  The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our
                                            existing and future senior unsecured indebtedness and
                                            senior in right to all of our existing and future
                                            subordinated indebtedness. The notes will be effectively
                                            subordinated to all existing and future indebtedness of
                                            our subsidiaries. Had the notes been issued as of
                                            September 30, 2003, they would have been effectively
                                            subordinated to approximately $470 million of
                                            indebtedness and other liabilities of our subsidiaries,
                                            including trade payables but excluding intercompany
                                            obligations (or $1.7 billion on a pro forma basis
                                            essuming we had consolidated WilTel as of September 30,
                                            2003).

Optional Redemption.......................  The notes are not redeemable at our option prior to maturity.

Mandatory Redemption......................  The notes are not subject to sinking fund payments.

Change of Control Offer...................  If we experience a change of control, each holder of notes will have the right to sell to us all or a portion
                                            of such holder's notes at 101% of their principal
                                            amount, plus accrued but unpaid interest, if any, to the
                                            date of repurchase. A change of control will occur at
                                            the time Ian M. Cumming, our chairman of the board, and
                                            Joseph S. Steinberg, a director and our president, cease
                                            to beneficially own, in the aggregate, a specified
                                            percentage of our outstanding common shares, coupled in
                                            various circumstances with the notes being rated below
                                            investment grade. See 'Description of the Registered
                                            Notes--Repurchase at Option of Holders Upon a Change
                                            of Control.'

Restrictive Covenants.....................  The indenture governing the notes contains covenants that, among other things, limit:

                                             our ability to incur additional indebtedness;

                                             our ability to incur liens;

                                             our ability to enter into sale-leaseback transactions;

                                             our ability to enter into transactions with affiliates;

                                             the ability of certain of our subsidiaries to incur
                                             debt; and

                                             our ability to consummate certain mergers.

                                            These covenants are subject to a number of important
                                            exceptions described below in 'Description of the
                                            Registered Notes.'

Registration Rights; Liquidated Damages...  In connection with the offering of the old notes, we agreed to give you the opportunity to exchange the notes
                                            for notes with substantially identical terms but that
                                            may be publicly traded. We have agreed to:

                                             file a registration statement for the exchange of the
                                             notes within 120 days after the issue date of the old
                                             notes;

                                             cause the registration statement to become effective
                                             within 180 days after the issue date of the old notes;
                                             and

                                             consummate the exchange offer within 45 days after the
                                             registration statement has become effective.

                                            In addition, we have agreed, in some circumstances, to
                                            file a 'shelf registration statement' that would allow
                                            some or all of the notes to be offered to the public. If
                                            we do not comply with the foregoing obligations under
                                            the registration rights agreement, we will be required
                                            to pay liquidated damages to holders of notes.

Use of Proceeds...........................  We will not receive any cash proceeds from the exchange offer.

                      WHERE YOU CAN FIND MORE INFORMATION


    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Our common shares, 7 3/4% Senior Notes due 2013, 8 1/4% Senior Subordinated Notes due 2005 and 7 7/8% Senior Subordinated Notes due 2006 are listed on the New York Stock Exchange. Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


    We have filed with the Commission a Registration Statement on Form S-4 with respect to the registered notes. This prospectus, which is a part of the registration statement, omits some of the information included in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document, we refer you to the relevant exhibit for a more complete description of the matter involved, and each statement is deemed qualified in its entirety to the reference.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements contained in or incorporated by reference in this prospectus contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, plans for growth and future operations, competition and regulation, as well as assumptions relating to the foregoing.

    Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. The words 'estimates,' 'expects,' 'anticipates,' 'believes,' 'plans,' 'intends' and variations of these words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

    The factors that could cause actual results to differ materially from those suggested by any of these statements include, but are not limited to, those discussed or identified from time to time in our public filings, including:

      general economic and market conditions, prevailing interest rate levels or foreign currency fluctuations;

      reliance on key management personnel;

      changes in foreign and domestic laws, regulations and taxes;

      changes in competition and pricing environments;

      regional or general changes in asset valuation;

      the occurrence of significant natural disasters, the inability to reinsure certain risks economically, increased competition in the reinsurance markets and the adequacy of loss and loss adjustment expense reserves;

      weather related conditions that may affect our operations or investments;

      changes in U.S. real estate markets, including the commercial and vacation markets in Hawaii;

      increased competition in the luxury segment of the premium table wine market;

      adverse economic, political or environmental developments in Spain that could delay or preclude the issuance of permits necessary to obtain mining rights for our cooper mining project or could result in increased costs of bringing the project to completion, increased costs in financing the development of the project and decreases in world wide copper prices;

      increased competition in the international and domestic plastics market and increased raw material costs;

      increased default rates and decreased value of assets pledged to us;

      further regulatory action by the Office of the Comptroller of the Currency;

      any deterioration in The FINOVA Group Inc.'s business and operations, in FINOVA Capital Corporation's ability to repay the loan from Berkadia LLC and further deterioration in the value of the assets pledged by FINOVA and FINOVA Capital in connection with the Berkadia loan;


      deterioration in WilTel Communications Group, Inc.'s business and operations and WilTel's ability to generate operating profits and positive cash flows, WilTel's ability to retain key customers and suppliers, regulatory changes in the telecommunications markets and increased competition from reorganized telecommunication companies; and




      changes in the composition of our assets and liabilities through acquisitions or divestitures.

    WE DO NOT HAVE ANY OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY LAW.

                           INCORPORATION BY REFERENCE

    The Commission allows us to 'incorporate by reference' information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus and the information that we file later with the Commission may update and supersede the information we incorporate by reference. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us until the exchange offer is complete:


     our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended on Form 10-K/A;



     our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;



     our Current Reports on Form 8-K filed with the Commission on February 7, 2003, May 12, 2003, May 15, 2003, June 3, 2003, June 4, 2003 and June 11,
     2003, July 29, 2003, August 7, 2003, August 12, 2003, August 13, 2003,
     August 22, 2003, October 2, 2003, October 16, 2003, October 31, 2003,
     November 6, 2003, November 7, 2003, November 14, 2003 and November 18, 2003; and


     all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all notes have been sold.


    Prior to our merger with WilTel, WilTel filed the following reports with the Commission, which we incorporate by reference:



     WilTel's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended on Form 10-K/A; and



     WilTel's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.



    For more information regarding WilTel, including historical financial information for the quarter ended September 30, 2003, see our Quarterly Report on Form 10-Q for the quarter ended Septmber 30, 2003 and our Current Report on Form 8-K filed with the Commission on November 18, 2003, each of which is incorporated by reference in this prospectus.


    You may also request a copy of these filings, at no cost, by writing or telephoning us at the following:

       Leucadia National Corporation
       315 Park Avenue South
       New York, New York 10010
       Attention: Corporate Secretary
       Telephone: (212) 460-1900

    In order to obtain timely delivery, holders must request the information no later than five business days before the expiration date of the exchange offer.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT


    We issued the old notes on June 5, 2003 in a private placement to a limited number of qualified institutional buyers, a limited number of accredited investors, in each case as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with this issuance, we entered into the indenture and the registration rights agreement. These agreements require that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. These registered notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. A copy of the indenture relating to the old notes, the registration rights agreement relating to the old notes and the indenture relating to the exchange notes to be issued in the exchange offer have been filed as exhibits to the registration statement of which this prospectus is a part. As a result of the filing and the effectiveness of the registration statement, assuming we complete the exchange offer within 45 days of the date that the registration statement is declared effective, we will not be required to pay any liquidated damages.



    Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our 'affiliate' within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that registered notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:



    (1) the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

    (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

    (3) you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.



    If you tender your old notes in the exchange offer for the purpose of participating in a distribution of the registered notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See 'Plan of Distribution.'



    If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing additional necessary information, to have your old notes registered in a 'shelf' registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of 180 days from the date the shelf registration statement is declared effective by the Commission or a shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See ' -- Procedures for Tendering' below.

CONSEQUENCES OF FAILURE TO EXCHANGE



    After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes will continue to be subject to restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.



TERMS OF THE EXCHANGE OFFER



    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount.



    The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the November indenture. The terms of the November indenture are substantially identical to the terms of the indenture under which the old notes were issued in June 2003, except that the June indenture is limited to $200 million principal amount of notes and the November indenture does not limit the maximum amount of notes that may be issued under the November indenture, subject to the restrictive covenants contained in the indenture. The November indenture also governs the notes issued in November 2003. The registered notes issued in connection with this exchange offer and the exchange offer for the notes issued under the August indenture, and the notes issued in November 2003 will be deemed one issue of notes under the November indenture.



    As of the date of this prospectus, $200 million aggregate principal amount of old notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters' rights in connection with the exchange offer under the Business Corporation Law of the State of New York or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.



    We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted old notes, without expense, to the tendering holder as promptly as practicable after the expiration date.



    You will not be required to pay brokerage commissions or fees or, except as set forth below under '--Transfer Taxes,' transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See '--Fees and Expenses' below.



EXPIRATION DATE; AMENDMENTS



    The exchange offer will expire at 5:00 p.m., New York City time, on
                    *, 2003, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange
offer, we do not intend to extend it beyond                 **, 2003. If we
extend the exchange offer, we will give oral or written notice

---------


 * This date may not be less than 21 business days from the commencement of the offer.



** This date shall be 45 days from the commencement of the offer.

of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.



    We also reserve the right, in our sole discretion,



    (1) to delay accepting any old notes or, if any of the conditions set forth below under ' -- Conditions' have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent, or
    (2) to amend the terms of the exchange offer in any manner, by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.



    We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.



PROCEDURES FOR TENDERING



Book-Entry Interests



    The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.



    If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:



    (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or
    (2) a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.



    In addition, in order to deliver old notes held in the form of book-entry interests:



    (1) a timely confirmation of book-entry transfer of the notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under '--Book-Entry Transfer' must be received by the exchange agent prior to the expiration date; or
    (2) you must comply with the guaranteed delivery procedures described below.



    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.



Certificated Old Notes



    Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under '--Exchange Agent.' In addition, in order to validly tender your certificated old notes:



    (1) the certificates representing your old notes must be received by the exchange agent prior to the expiration date; or
    (2) you must comply with the guaranteed delivery procedures described below.



PROCEDURES APPLICABLE TO ALL HOLDERS



    If you tender an old note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.



    If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.



    Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:



    (1)  old notes tendered in the exchange offer are tendered either



        (A) by a registered holder who has not completed the box entitled 'Special Registration Instructions' or 'Special Delivery Instructions' on the letter of transmittal or
        (B)  for the account of an eligible institution; and



    (2) the box entitled 'Special Registration Instructions' on the letter of transmittal has not been completed.



    If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.



    If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.



    If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.



    We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.



    You must cure any defects or irregularities in connection with tenders of your old notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:



    (1)  you improperly tender your old notes;

    (2) you have not cured any defects or irregularities in your tender; and
    (3) we have not waived those defects, irregularities or improper tender.



    The exchange agent will return your notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.



    In addition, we reserve the right in our sole discretion to:



    (1) purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;
    (2)  terminate the exchange offer; and
    (3) to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.



    The terms of any of these purchases or offers could differ from the terms of the exchange offer.



    By tendering, you will represent to us that, among other things:



    (1) the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;
    (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer;
    (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer; and
    (4) you are not our 'affiliate,' as defined under Rule 405 of the Securities Act.



    In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.



Guaranteed Delivery Procedures



    If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:



    (1)  you tender through an eligible financial institution;
    (2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and
    (3) the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.



    The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:



    (1)  your name and address;
    (2)  the amount of old notes you are tendering; and
    (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:



        (A) the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;
        (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and
        (C)  any other documents required by the letter of transmittal.



BOOK-ENTRY TRANSFER



    The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.



    If one of the following situations occur:



    (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or
    (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,



then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.



WITHDRAWAL RIGHTS



    You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.



    For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under '--Exchange Agent' prior to 5:00 p.m., New York City time, on the expiration date.



    The notice of withdrawal must:



    (1)  state your name;
    (2) identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;
    (3) be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and
    (4) specify the name in which the old notes are to be registered, if different from yours.



    We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under '--Procedures for Tendering' above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS



    Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any of the following events occur:



    (1) any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or
    (2) the exchange offer violates any applicable law or any applicable interpretation of the staff of the Commission.



    These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.



    In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.



    The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.



EXCHANGE AGENT



    We have appointed JPMorgan Chase Bank as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:



                                By Regular Mail:



                              JPMorgan Chase Bank
                                ITS Bond Events
                          2001 Bryan Street, 9th Floor
                                Dallas, TX 75201


               By Registered Mail, Hand or by Overnight Courier:

                              JPMorgan Chase Bank
                                ITS Bond Events
                          2001 Bryan Street, 9th Floor
                                Dallas, TX 75201
                             Attention: Frank Ivins

        By Facsimile: (214) 468-6494        By Telephone: (214) 468-6464
        Attention: Frank Ivins

    The exchange agent also acts as trustee under the indenture.

FEES AND EXPENSES

    We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

    We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $25,000 which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

    You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

    We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes under accounting principles generally accepted in the United States of America.

                                 CAPITALIZATION


    The following table sets forth our unaudited consolidated capitalization as of September 30, 2003 on an historical basis, on a pro forma basis to give effect to our acquisition of the WilTel shares not previously owned by us in November 2003 and on an as adjusted pro forma basis to give effect to the offering of our 7% Senior Notes in November 2003.



    You should read the table below in conjunction with the information set forth under 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended on Form 10-K/A, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and our Current Report on Form 8-K filed with the Commission on November 18, 2003, each of which is incorporated by reference into this prospectus.





                                                                  AS OF SEPTEMBER 30, 2003
                                                           --------------------------------------
                                                                         PRO FORMA
                                                                        FOR WILTEL    AS ADJUSTED
                                                             ACTUAL     ACQUISITION    PRO FORMA
                                                             ------     -----------    ---------
                                                                   (DOLLARS IN THOUSANDS)
Long-term debt (a)(b)(c):
    Bank credit facility.................................  $   --       $   --        $   --
    7% Senior Notes due 2013 issued November 2003, less
      debt discount of $97...............................      --           --            24,903
    7% Senior Notes due 2013 issued August 2003, less
      debt discount of $95...............................      24,905       24,905        24,905
    7% Senior Notes due 2013 issued June 2003, less debt
      discount of $751...................................     199,249      199,249       199,249
    7 3/4% Senior Notes due 2013, less debt discount of
      $494...............................................      99,506       99,506        99,506
    Industrial Revenue Bonds (with variable interest)....       9,815        9,815         9,815
    Aircraft financing...................................      48,204       48,204        48,204
    Other due 2003 through 2016 with a weighted average
      interest rate of 5.3%..............................      92,951       92,951        92,951
    8 1/4% Senior Subordinated Notes due 2005............      19,101       19,101        19,101
    7 7/8% Senior Subordinated Notes due 2006, less debt
      discount of $34....................................      21,642       21,642        21,642
    Company-obligated mandatorily redeemable preferred
      securities of subsidiary trust holding solely
      subordinated debt securities of the Company (c)....      98,200       98,200        98,200
    WilTel long-term debt (d):
      Exit Credit Agreement, due in installments through
        September 2006, variable interest rate, 5.625% as
        of September 30, 2003............................      --          375,000       375,000
      OTC Notes, due in December 2006 and April 2010,
        secured by a mortgage on WilTel's headquarters
        building, weighted average interest rate of
        8.126% as of September 30, 2003..................      --          119,311       119,311
      Other, primarily capital leases....................      --           12,693        12,693
                                                           ----------   ----------    ----------
        Total long-term debt including current
          maturities.....................................     613,573    1,120,577     1,145,480
                                                           ----------   ----------    ----------
Shareholders' equity (e)(f):
    Common shares, par value $1 per share, authorized
      150,000,000 shares; 59,655,292, 70,811,752 and
      70,811,752 shares issued and outstanding, after
      deducting shares held in treasury..................      59,655       70,812        70,812
    Additional paid-in capital...........................     201,318      612,991       612,991
    Accumulated other comprehensive income...............     111,767      111,767       111,767
    Retained earnings....................................   1,276,185    1,276,185     1,276,185
                                                           ----------   ----------    ----------
        Total shareholders' equity.......................   1,648,925    2,071,755     2,071,755
                                                           ----------   ----------    ----------
            Total........................................  $2,262,498   $3,192,332    $3,217,235
                                                           ----------   ----------    ----------
                                                           ----------   ----------    ----------


                                                        (footnotes on next page)

(footnotes from previous page)


(a) Excludes customer banking deposits ('Deposits') of $184.2 million at September 30, 2003. For information with respect to the interest rates, priorities and restrictions relating to outstanding long-term debt, see Note 9 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
(b) In January 2003, the FASB issued FASB Interpretation No. 46 ('FIN 46'), which addresses consolidation of variable interest entities, which are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. In October 2003, the FASB deferred to the fourth quarter of 2003 from the third quarter the implementation date of Fin 46 with respect to variable interest entities in which a variable interest was acquired before February 1, 2003.
     FIN 46 may be applied prospectively with a cumulative effect adjustment as of the date on which it is first applied or by restating previously issued financial statements with a cumulative effect adjustment as of the beginning of the first year restated. We do not currently believe that the implementation of FIN 46 will have a material effect on our financial position or results of operations. However, FIN 46 may impact how we account for new investments in the future or how we account for changes in contractual relationships amoung parties with an interest in our existing investments.
(c) For information with respect to the interest rate on and other matters relating to outstanding trust preferred securities, see Note 10 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. In May 2003, the FASB issued FASB Statement No. 150, which required us, beginning July 1, 2003, to classify these securities as liabilities.
(d) On a pro forma basis, reflects the long-term debt of WilTel, which will be consolidated by the Company following the acquisition of the WilTel shares not previously owned by the Company in November 2003. For more information with respect to WilTel's long-term debt, reference is made to the footnotes to WilTel's 2002 consolidated financial statements included in WilTel's Annual Report on Form 10-K for such year, as amended on Form 10-K/A.
(e) For information with respect to stock options and contingent obligations, see Notes 11 and 16 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
(f) Reflects the issuance, on a pro-forma basis, of 11,156,460 Leucadia common shares for the acquisition of the WilTel common shares not previously owned by the Company.

                     SELECTED FINANCIAL AND OPERATING DATA


    The historical financial and operating data below as of and for each of the years in the five year period ended December 31, 2002 are derived from our Annual Report on Form 10-K for those years. The historical financial and operating data below as of and for each of the nine month periods ended September 30, 2003 and 2002 are derived from our unaudited Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003. The financial information below are qualified in their entirety by reference to, and should be read in conjunction with the historical financial statements and related notes and management's discussion and analysis of financial condition and results of operations contained in our annual, quarterly and other reports, which are incorporated by reference herein.



                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                                   -------------------   ----------------------------------------------------
                                                     2003       2002       2002       2001       2000       1999       1998
                                                     ----       ----       ----       ----       ----       ----       ----
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED INCOME STATEMENT DATA:
   Revenues (a)..................................  $246,083   $180,257   $241,805   $374,161   $493,408   $460,814   $199,070
   Expenses......................................   240,040    209,854    283,330    301,079    292,105    226,171    183,968
   Income (loss) from continuing operations
    before income taxes, minority expense of
    trust preferred securities and equity in
    income (losses) of associated companies......     6,043    (29,597)   (41,525)    73,082    201,303    234,643     15,102
   Income (loss) from continuing operations
    before minority expense of trust preferred
    securities and equity in income (losses) of
    associated companies (b).....................    15,732    (17,916)   103,340     84,423    133,087    195,175     45,814
   Minority expense of trust preferred
    securities, net of taxes.....................    (2,761)    (4,141)    (5,521)    (5,521)    (5,521)    (5,521)    (8,248)
   Equity in income (losses) of associated
    companies, net of taxes (c)..................    42,942     50,305     54,712    (15,974)    19,040     (1,906)    15,138
   Income from continuing operations.............    55,913     28,248    152,531     62,928    146,606    187,748     52,704
   Income (loss) from discontinued operations,
    including gain (loss) on disposal, net of
    taxes........................................     1,808      9,092      9,092    (70,847)   (30,598)    27,294      1,639
   Cumulative effect of a change in accounting
    principle....................................     --         --         --           411      --         --         --
            Net income (loss)....................    57,721     37,340    161,623     (7,508)   116,008    215,042     54,343
   Ratio of earnings to fixed charges (d):
      Excluding interest on Deposits.............     1.82x      1.04x       .69x      6.25x      6.99x      7.22x      2.20x
      Including interest on Deposits.............     1.66x      1.02x       .81x      3.42x      4.32x      5.66x      1.97x
   Pro forma ratio of earnings to fixed charges
    (e):
      Excluding interest on Deposits.............      1.06x                (2.13)x
      Including interest on Deposits.............      1.06x                (1.82)x
   Per share:
   Basic earnings (loss) per common share:
      Income (loss) from continuing operations...  $    .94   $    .51   $   2.74   $   1.13   $   2.64   $   3.16   $    .83
      Income (loss) from discontinued operations,
        including gain (loss) on disposal........       .03        .16        .16      (1.28)      (.55)       .46        .03
      Cumulative effect of a change in accounting
        principle................................     --         --         --           .01      --         --         --
                                                   --------   --------   --------   --------   --------   --------   --------
            Net income (loss)....................  $    .97   $    .67   $   2.90   $   (.14)  $   2.09   $   3.62   $    .86
                                                   --------   --------   --------   --------   --------   --------   --------
                                                   --------   --------   --------   --------   --------   --------   --------
   Diluted earnings (loss) per common share:
      Income (loss) from continuing operations...  $    .93   $    .51   $   2.72   $   1.13   $   2.64   $   3.16   $    .83
      Income (loss) from discontinued operations,
        including gain (loss) on disposal........       .03        .16        .16      (1.28)      (.55)       .46        .03
      Cumulative effect of a change in accounting
        principle................................     --         --         --           .01      --         --         --
                                                   --------   --------   --------   --------   --------   --------   --------
            Net income (loss)....................  $    .96   $    .67   $   2.88   $   (.14)  $   2.09   $   3.62   $    .86
                                                   --------   --------   --------   --------   --------   --------   --------
                                                   --------   --------   --------   --------   --------   --------   --------



                                                                                       AT DECEMBER 31,
                                              AT SEPTEMBER 30,   --------------------------------------------------------------
                                                    2003            2002         2001         2000         1999         1998
                                                    ----            ----         ----         ----         ----         ----
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED BALANCE SHEET DATA:
   Cash and investments.....................     $1,247,538      $1,043,471   $1,080,271   $  998,892   $  759,089   $1,485,107
   Total assets.............................      2,771,293       2,541,778    2,469,087    2,417,783    2,255,239    2,920,916
   Debt, including current maturities (f)...        613,573         233,073      252,279      190,486      268,736      473,226
   Customer banking deposits................        184,200         392,904      476,495      526,172      329,301      189,782
   Shareholders' equity.....................      1,648,925       1,534,525    1,195,453    1,204,241    1,121,988    1,853,159
   Book value per common share..............     $    27.64      $    25.74   $    21.61   $    21.78   $    19.75   $    29.90
   Cash dividends per common share..........     $ --            $      .25   $      .25   $      .25   $    13.58   $   --


                                                       (footnotes on next page)

(footnotes from previous page)


(a) Includes net securities gains (losses) of $546,000 and $(26,110,000) for the nine month periods ended
     September 30, 2003 and 2002, respectively, and
     $(37,066,000), $28,450,000, $124,964,000, $16,268,000 and
     $(66,159,000) for the years ended December 31, 2002, 2001,
     2000, 1999 and 1998, respectively.
(b) During 2002, the Internal Revenue Service completed the audit of the Company's consolidated federal income tax returns for the years 1996 through 1999, without any material tax payment required from the Company. As a result of this favorable resolution of various federal income tax contingencies, the income tax provision for 2002 reflects a benefit of approximately $120,000,000.
(c) For the nine month period ended September 30, 2003 and for the period from the acquisition of WilTel through December 31, 2002, the Company recorded $52,200,000 and
     $13,400,000, respectively, of losses from this investment under the equity method of accounting. The book value of the Company's investment in WilTel was $288,400,000 at September 30, 2003 and was $340,600,000 at December 31,
     2002.
(d) For purposes of computing these ratios, earnings represent consolidated pre-tax income (loss) before cumulative effects of changes in accounting principles and equity in undistributed earnings or loss of associated companies accounted for under the equity method of accounting, plus
     'fixed charges.' Fixed charges excluding interest on Deposits include interest expense (other than on Deposits), the portion of net rental expense representative of the interest factor and amortization of debt expense. Fixed charges including interest on Deposits include all interest expense, the portion of net rental expense representative of the interest factor and amortization of debt expense. For the year ended December 31, 2002 in which the ratios indicated a less than one-to-one coverage, the amount of the deficiency was approximately $8,300,000.
(e) The pro forma ratio of earnings to fixed charges assumes the acquisition of the WilTel shares not previously owned by the Company as of January 1, 2002. The ratios are presented only for those periods for which we prepared pro forma financial statements. For more information on the pro forma amounts, see the Company's Current Report on Form 8-K filed with the Commission on November 18, 2003. The ratios were computed as described in note (d) above. For the year ended December 31, 2002 in which the ratios indicated a less than one-to-one coverage, the amount of the deficiency was approximately $506.9 million.
(f) At September 30, 2003, as a result of the Company implementing FASB No-150, includes $98,200,000 relating to the trust preferred securities.

           DESCRIPTION OF CERTAIN INDEBTEDNESS AND OTHER OBLIGATIONS

7 3/4% SENIOR NOTES

    We currently have outstanding $100 million aggregate principal amount of 7 3/4% senior notes due 2013. The 7 3/4% senior notes were issued pursuant to an indenture dated as of August 15, 1993, with U.S. Bank (formerly, Continental Bank, National Association), as trustee. The 7 3/4% senior notes are our senior unsecured obligations and rank senior in right of payment to all of our existing and future subordinated indebtedness and pari passu in right of payment with all of our existing and future senior indebtedness, including the notes offered hereby. The terms of the indenture governing the 7 3/4% senior notes are substantially identical to the terms of the indenture governing the notes offered hereby.

7 7/8% SENIOR SUBORDINATED NOTES


    We currently have outstanding $21.7 million aggregate principal amount of 7 7/8% senior subordinated notes due 2006. The 7 7/8% senior subordinated notes were issued pursuant to an indenture dated as of October 21, 1996, with Fleet National Bank, as trustee. The 7 7/8% senior subordinated notes are subordinated to all of our existing and future senior indebtedness, including the notes offered hereby and the 7 3/4% senior notes, and rank pari passu with the 8 1/4% senior subordinated notes. The 7 7/8% senior subordinated notes are not redeemable by us prior to maturity. Upon a change of control, each noteholder will have the right to, subject to various conditions and restrictions, to require us to repurchase such holder's 7 7/8% senior subordinated notes at 101% of their principal amount, plus accrued interest.


8 1/4% SENIOR SUBORDINATED NOTES

    We currently have outstanding $19.1 million aggregate principal amount of 8 1/4% senior subordinated notes due 2005. The 8 1/4% senior subordinated notes were issued pursuant to an indenture dated as of June 13, 1995, with U.S. Bank (formerly, The First National Bank of Boston), as trustee. The 8 1/4% senior subordinated notes are subordinated to all of our existing and future senior indebtedness, including the notes offered hereby and the 7 3/4% senior notes, and rank pari passu with the 7 7/8% senior subordinated notes. The terms of the indenture governing the 8 1/4% senior subordinated notes are substantially identical to the terms of the indenture governing the 7 7/8% senior subordinated notes.

BANK CREDIT FACILITY


    In March 2003, we entered into a $110 million unsecured bank credit facility which bears interest based on the Eurocurrency Rate or the prime rate and matures in 2006. As of the date of this prospectus, no amounts were outstanding under this bank credit facility.


AIRCRAFT FINANCING


    During 2001, we borrowed $53.1 million secured by our corporate aircraft. This debt bears interest based on a floating rate, requires monthly payments of principal and interest and matures in ten years. As of September 30, 2003, $48.2 million was outstanding and the interest rate was 2.6%. We have entered into an interest rate swap agreement on this financing, which fixed the interest rate at approximately 5.7%.


TRUST PREFERRED SECURITIES

    Our wholly-owned subsidiary, Leucadia Capital Trust I (the 'Trust'), currently has outstanding $98.2 million aggregate liquidation amount of 8.65% trust issued preferred securities. These Company-obligated mandatorily redeemable preferred securities have an effective maturity date of January 15, 2027 and represent undivided beneficial interests in the Trust's assets, which consist solely of our 8.65% Junior Subordinated Deferrable Interest Debentures due 2027. Considered together, our 'back-up undertakings' related to the Trust's preferred securities constitute a full and unconditional guarantee by us of the Trust's obligations under the preferred securities.

                      DESCRIPTION OF THE REGISTERED NOTES


    The registered notes are to be issued under an indenture between the Company and JPMorgan Chase Bank, as trustee, that the Company entered into in connection with the issuance of its 7% Senior Notes due 2013 in November 2003 (which we refer to in this section as the 'Indenture'). The terms of the registered notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.



    This description of notes summarizes certain provisions of the Indenture and the registration rights agreement entered into in connection with the issuance of the old notes in June 2003 and makes use of defined terms in the Indenture and the registration rights agreement. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the registration rights agreement, and terms made a part of the Indenture by reference to the Trust Indenture Act. We urge you to read the Indenture, the registration rights agreement and the Trust Indenture Act because they, and not this description, define your rights as a holder of notes. Copies of the Indenture, the registration rights agreement and the indenture dated June 5, 2003 under which the old notes are issued are available from the Company as described under the heading 'Where You Can Find More Information.'



    You can find the definitions of certain terms used in this description of notes throughout this description of notes. As used in this description of notes, references to 'we,' 'us' or 'the Company' mean Leucadia National Corporation (and its successors in accordance with the terms of the Indenture) and not any of its subsidiaries. The old notes, the registered notes and any other notes issued under the November indenture in the future will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this Description of the Registered Notes, all references herein to 'notes' shall be deemed to refer collectively to old notes and any registered notes, unless the context otherwise requires.


GENERAL


    The notes bear interest from August 15, 2003 at the rate of 7% per annum, payable on February 15 and August 15 in each year to the noteholders of record at the close of business on the February 1 and August 1 immediately preceding such interest payment date, commencing February 15, 2004. The notes will be due on August 15, 2013, will be issued only in denominations of $1,000 and integral multiples of $1,000, and will be general unsecured obligations of the Company. The Indenture does not limit the maximum principal amount of notes that the Company may issue thereunder. In connection with the private placement on November 5, 2003, the Company issued notes in an aggregate principal amount at maturity of $25.0 million. The Company may issue Additional Notes from time to time, including the registered notes pursuant to this exchange offer. Any offering of Additional Notes is subject to the covenant described below under the caption ' -- Certain Covenants -- Restriction on Incurrence of Indebtedness by the Company and the Incurrence of Indebtedness and Issuance of Preferred Stock by its Subsidiaries.' The notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, security interests, waivers, amendments, redemptions and offers to purchase.


RANKING


    The notes are senior unsecured obligations of the Company and rank pari passu with all other unsecured and unsubordinated indebtedness of the Company and prior in right of payment to all subordinated indebtedness of the Company. The notes are effectively subordinated to all existing and future indebtedness of our subsidiaries. Had the notes been issued as of September 30, 2003, they would have been effectively subordinated to approximately $470 million of indebtedness and other liabilities of our subsidiaries, including trade payables but excluding intercompany obligations (or $1.7 billion on a pro forma basis assuming we had consolidated WilTel as of September 30, 2003).


    The notes rank pari passu with the Company's 7 3/4% Senior Notes due 2013. The notes rank senior to the Company's 8 1/4% Senior Subordinated Notes due 2005, the Company's 7 7/8% Senior Subordinated Notes due 2006 and the Company's guarantee of the Trust's 8.65% trust issued preferred securities.

OPTIONAL REDEMPTION

    The notes are not redeemable at the option of the Company prior to maturity.

SINKING FUND

    The notes are not subject to sinking fund payments.

CERTAIN COVENANTS

    The Indenture contains the following covenants:

    Restriction on Incurrence of Indebtedness by the Company and on the Incurrence of Indebtedness and Issuance of Preferred Stock by Its Subsidiaries. The Company shall not, and shall not permit any Subsidiary to, create, incur, assume, or guarantee the payment of any Indebtedness, and shall not permit any of its Subsidiaries to issue any Preferred Stock, if, at the time of such event and after giving effect thereto on a pro forma basis, the Company's ratio of Consolidated Debt to Consolidated Tangible Net Worth, as of the most recent date for which consolidated financial statements are available and adjusted for the incurrence of all Indebtedness and the issuance of all Preferred Stock by Subsidiaries (other than Permitted Indebtedness) since that date, would be greater than 1.75 to 1. This restriction shall not preclude the incurrence of Permitted Indebtedness.

    'Consolidated Debt' means, on any date, the sum of (i) total Indebtedness of the Company and its Subsidiaries, at such date, determined in accordance with GAAP on a consolidated basis, and (ii) the aggregate liquidation preference of all Preferred Stock of Subsidiaries of the Company, at such date, other than Preferred Stock to the extent held by the Company and its Subsidiaries; provided, that Consolidated Debt shall not include Permitted Indebtedness.

    'GAAP' means United States generally accepted accounting principles as in effect on December 31, 1992.

    'Indebtedness' of any Person means (i) any liability of such Person (a) for borrowed money, (b) evidenced by a note, debenture or similar instrument (including a Purchase Money Obligation or deferred payment obligation) given in connection with the acquisition of any property or assets (other than inventory or similar property acquired in the ordinary course of business), including securities, (c) for the payment of a Capitalized Lease Obligation of such Person or (d) with respect to the reimbursement of any letter of credit, banker's acceptance or similar credit transaction (other than trade letters of credit issued in the ordinary course of business; provided, that the failure to make prompt reimbursement of any trade letter of credit shall be deemed to be the incurrence of Indebtedness); and (ii) any guarantee by such Person of any liability of others described in clause (i) above or any obligation of such Person with respect to any liability of others described in clause (i) above. Indebtedness shall not include Deposits.


    'Permitted Indebtedness' means (i) any Indebtedness of the Company and its Subsidiaries outstanding on June 5, 2003, or any refinancing or replacement thereof; provided, that the aggregate amount of such Indebtedness is not increased, (ii) Acquired Indebtedness, (iii) Preferred Stock of Subsidiaries held by the Company or its Subsidiaries (it being understood that the sale of such Preferred Stock by the Company or such Subsidiary to any Person other than the Company or a Subsidiary of the Company or such Subsidiary no longer being a Subsidiary shall be deemed the issuance of Preferred Stock for purposes of the above test) and (iv) intercompany Indebtedness.


    'Acquired Indebtedness' means Indebtedness of a Person either (i) existing at the time such Person becomes a Subsidiary, (ii) assumed in connection with the acquisition of assets of such Person or (iii) any refinancing or replacement by such Person of such Indebtedness; provided, that the aggregate amount of such Indebtedness then outstanding is not increased. Acquired Indebtedness shall not include (x) any such Indebtedness created in anticipation of such Person becoming a Subsidiary (other than a refinancing or replacement of Indebtedness of such Person, which original Indebtedness was not incurred in anticipation of such Person becoming a Subsidiary), or (y) any Indebtedness that is recourse to the Company or any Subsidiary or any of their respective assets, other than to such Person and its Subsidiaries and their respective assets.

    Limitation on Funded Debt of Material Subsidiaries. Without limiting the preceding covenant, the Company will not permit any Material Subsidiary to
(a) create, incur, assume or suffer to exist any Funded Debt other than
(i) Funded Debt secured by a Lien on Principal Property which is permitted under the provision described below under 'Limitations on Liens,' (ii) Funded Debt owed to the Company or any Subsidiary, (iii) Funded Debt of a corporation which is merged with or into the Company or a Material Subsidiary, (iv) Funded Debt in existence on June 5, 2003, (v) Funded Debt created in connection with, or with a view to, compliance by a Material Subsidiary with the requirements of any program adopted by any federal, state or local governmental authority and applicable to such Material Subsidiary and providing financial or tax benefits to such Material Subsidiary which are not available directly to the Company and
(vi) Funded Debt that is Acquired Indebtedness; or (b) to guarantee, directly or indirectly through any arrangement that is substantially the equivalent of a guarantee, the payment of any Funded Debt except for (i) guarantees existing on June 5, 2003, (ii) guarantees which, on June 5, 2003, a Material Subsidiary is obligated to give and (iii) guarantees of Funded Debt permitted under clause (a) of this paragraph. Notwithstanding the foregoing, any Material Subsidiary may create, incur, assume or guarantee the payment of Funded Debt in addition to that permitted in this paragraph and extend, renew, substitute or replace, in whole or in part, such Funded Debt, provided that at the time of such creation, incurrence, assumption, guarantee, extension, renewal, substitution or replacement, and after giving effect thereto, the aggregate principal amount of all Funded Debt of Material Subsidiaries does not exceed 15% of Consolidated Tangible Net Worth.


    The term 'Consolidated Tangible Net Worth' means, as of any date, the total shareholders' equity of the Company determined in accordance with GAAP less any and all goodwill and other intangible assets reflected on the consolidated balance sheet of the Company as of such date. Deferred policy acquisition costs ('DPAC'), that portion of the value of insurance in force resulting from an acquisition and equivalent to the amount of DPAC of the acquired entity outstanding immediately prior to such acquisition and deferred taxes shall not be deemed goodwill or other intangible assets for purposes of determining Consolidated Tangible Net Worth.

    The term 'Funded Debt' means Indebtedness which by its terms matures at, or can be extended or renewed at the option of the obligor to, a date more than twelve months after the date of the creation of such Indebtedness, including, without limitation, outstanding revolving credit loans.


    Limitations on Liens. The Company will not, and will not permit any Material Subsidiary to, (a) issue, assume or guarantee any Indebtedness if such Indebtedness is secured by a Lien upon, or (b) directly or indirectly secure any outstanding Indebtedness by a Lien upon, any Principal Property, now owned or hereafter acquired, without effectively providing that the notes shall be secured equally and ratably with such Indebtedness, except that the foregoing restrictions shall not apply to (i) Liens on any Principal Property acquired after June 5, 2003 to secure or provide for the payment of the purchase price or acquisition cost thereof, (ii) Liens on Principal Property acquired after June 5, 2003 existing at the time such Principal Property is acquired,
(iii) Liens on any Principal Property acquired from a corporation merged with or into the Company or a Material Subsidiary, (iv) Liens in favor of the Company or any Subsidiary, (v) Liens in existence on any Principal Property on June 5, 2003, (vi) Liens on any Principal Property constituting unimproved real property constructed or improved after June 5, 2003 to secure or provide for the payment or cost of such construction or improvement, (vii) Liens in favor of, or required by, governmental authorities, (viii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements or other pledges or deposits in the ordinary course of the insurance business of a Material Subsidiary of the Company that is a licensed insurance company, including, without limitation, those relating to the insurance or reinsurance operations of such Material Subsidiaries and those relating to the requirements to create 'separate accounts,' (ix) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (x) Liens securing any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements) of Indebtedness of the Company or any Material Subsidiary outstanding as of March 31, 1993, and (xi) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (x), inclusive.

    Notwithstanding the foregoing, the Company and any Material Subsidiary may, without equally and ratably securing the notes, issue, assume or guarantee secured Indebtedness (which would otherwise be subject to the foregoing Lien restrictions) in an aggregate amount which, together with all other such secured Indebtedness of the Company and its Material Subsidiaries (that is, not including secured Indebtedness of the Company and its Material Subsidiaries permitted pursuant to the preceding paragraph) and the Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions permitted in accordance with the first paragraph under the caption 'Limitation on Sale and Lease-Back Transactions' below), does not at the time exceed 15% of the shareholders' equity in the Company and its consolidated Subsidiaries as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of the Company.

    'Lien' means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement or other security interest or encumbrance of any kind (including any agreement to give any security interest).

    The term 'Material Subsidiary' means (i) any Subsidiary of the Company which at December 31, 1992 was a 'significant subsidiary' under Regulation S-X promulgated by the SEC or any successor to such Subsidiary and (ii) any other Subsidiary of the Company; provided that the Company's investments in and advances to such Subsidiary at the date of determination thereof, without giving effect to any write-downs in such investments or advances taken within the prior 12 months, represent 20% or more of the Company's Consolidated Tangible Net Worth as of such time; provided, however, that this clause (ii) shall not include any Subsidiary if, at the time that it became a Subsidiary, the Company contemplated commencing a voluntary case or proceeding under the Bankruptcy Law with respect to such Subsidiary.

    The term 'Principal Property' means all property, assets or revenue of the Company and each Material Subsidiary now owned or hereafter acquired and all shares of stock and Indebtedness of any Material Subsidiary now owned or hereafter acquired.

    Limitation on Sale and Lease-Back Transactions. Sale and Lease-Back Transactions by the Company or any Material Subsidiary are prohibited unless the proceeds of such sale or transfer are at least equal to the fair value (as determined by the Board of Directors) of the Principal Property to be leased pursuant to such Sale and Lease-Back Transaction and either (i) the Company or such Material Subsidiary could incur a Lien on such Principal Property under the covenant described in 'Limitation on Liens' above, (ii) such Sale and Lease-Back Transactions are between or among the Company and any of its Subsidiaries or between or among Subsidiaries, (iii) the lease is for a period not exceeding three years and the Company or such Material Subsidiary that is a party to such lease intends that its use of such Principal Property will be discontinued on or before the expiration of such period, or (iv) the Company applies, or causes such Material Subsidiary to apply, an amount equal to the fair value (as determined by the Board of Directors) of the Principal Property sold pursuant to such Sale and Lease-Back Transaction to (A) the retirement, within 60 days after the effective date of any such Sale and Lease-Back Transaction, of Funded Debt of the Company or of such Material Subsidiary, or (B) the purchase of other property that will constitute a Principal Property.

    Notwithstanding the provisions of the preceding paragraph, the Company or any Material Subsidiary may enter into any Sale and Lease-Back Transaction which would otherwise be subject to the following restrictions, if the amount of Attributable Debt in respect of such Sale and Lease-Back Transaction, together with all secured Indebtedness of the Company and its Material Subsidiaries (other than secured Indebtedness of the Company and Material Subsidiaries permitted under the first paragraph under the caption 'Limitation on Liens' above) and all other Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions permitted pursuant to the preceding paragraph), does not at the time exceed 15% of the shareholders' equity in the Company and its consolidated Subsidiaries as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of the Company.

    The term 'Attributable Debt' means, as of any particular time, the present value, discounted at a rate per annum equal to the interest rate of the notes, of the rental payments (not including amounts payable by the lessee for maintenance, property taxes and insurance) due during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    The term 'Sale and Lease-Back Transaction' means the sale or transfer of any Principal Property owned by the Company or any Material Subsidiary with the intention of taking back a lease on such property.

    Although the Indenture contains the foregoing restrictions on the ability of the Company and its Subsidiaries to incur Indebtedness, the Company and its Subsidiaries may engage in transactions that, although in compliance with such restrictions, would result in additional leverage, which may adversely affect the noteholders.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

    In the event of any Change of Control, each noteholder shall have the right, at such noteholder's option, to require the Company to purchase all or any portion (in integral multiples of $1,000) of such noteholder's notes on the date (the 'Change of Control Payment Date') which is 20 business days after the date the Change of Control Notice (as defined below) is mailed (or such later date as is required by applicable law) at 101% of the principal amount (excluding premium) thereof, plus accrued interest to the Change of Control Payment Date: provided that the Company will not be obligated to purchase any of such notes unless noteholders of at least 10% of the notes outstanding at the Change of Control Payment Date (other than notes held by the Company and its Affiliates) shall have tendered their notes for repurchase.

    The Company is obligated to send to all noteholders, within five business days after the occurrence of each Change of Control, a notice of the occurrence of such Change of Control (the 'Change of Control Notice'), specifying a date by which a noteholder must notify the Company of such noteholder's intention to exercise the repurchase right and describing the procedure that such noteholder must follow to exercise such right. The Company is required to deliver a copy of such notice to the Trustee and to cause a copy of such notice to be published in a daily newspaper of national circulation. To exercise the repurchase right, the noteholder must deliver, on or before the fifth calendar day prior to the Change of Control Payment Date, written notice (which shall be irrevocable, except as provided below) to the Company (or an agent designated by the Company for such purpose) of the noteholder's exercise of such right, together with (i) the note or notes with respect to which the right is being exercised, duly endorsed for transfer with the form entitled 'Option of Holder to Elect Purchase' on the reverse of the note completed, and (ii) if the Change of Control Payment Date falls between any record date for the payment of interest on the notes and the next succeeding interest payment date, an amount equal to the interest which the noteholder is entitled to receive on such interest payment date. The Company will comply with all applicable Federal and state securities laws, including Rule 14e-1 of the Exchange Act and other applicable tender offer rules, in connection with each Change of Control Notice.

    A 'Change of Control' shall be deemed to occur if (i) the Company has any other Indebtedness outstanding (other than Indebtedness under a bank credit agreement or similar bank financing) which provides for a Change of Control (as defined in the instrument governing such Indebtedness) if Ian M. Cumming or Joseph S. Steinberg ceases to beneficially own, in the aggregate, a certain percentage of the outstanding Common Shares, which percentage ownership requirement is in excess of 10%, and a Change of Control (as defined in the instrument governing such Indebtedness) occurs under such Indebtedness or (ii) at any time when the Company does not have any other Indebtedness outstanding of the type referred to in clause (i), Ian M. Cumming or Joseph S. Steinberg, individually or in the aggregate, sells, transfers or otherwise disposes of (a 'Disposition'), after the date hereof, Common Shares so that, after giving effect thereto, the sole beneficial ownership of outstanding Common Shares by Mr. Cumming and/or Mr. Steinberg would, in the aggregate, fall below 10% of the then outstanding Common Shares; provided that no Change of Control shall be deemed to have occurred under clause (ii) if the notes are rated by both Moody's and S&P as Investment Grade both at the time of such Disposition and for a period of 90 days from the date of such Disposition (it being understood that, with respect to the foregoing proviso, a Change of Control shall be deemed to occur on the first date during such 90-day period when the notes are no longer rated as Investment Grade by Moody's and S&P). The term 'Common Shares' shall include any securities issued as dividends or distributions on the Common Shares. For purposes hereof, 'sole beneficial ownership' of Common Shares shall be deemed to include (i) all Common Shares received after June 15, 1992 from Mr. Cumming or Mr. Steinberg by any member of their respective immediate families or by any trust for the benefit of either of them or any member of their respective immediate families (a 'Recipient'), which Common Shares remain held by a Recipient during the lifetime of Mr. Cumming or Mr. Steinberg (unless sold, transferred or disposed of by such Recipient during the lifetime of Mr. Cumming or Mr. Steinberg, as the case may be, in which case such Disposition by such Recipient shall constitute a Disposition by Mr. Cumming or Mr. Steinberg, as the case may be) and (ii) after the death of Mr. Cumming and/or Mr. Steinberg, all Common Shares owned as of the date of death by the decedent, and any Recipient of the decedent, regardless of whether such Recipient continues to own such Common Shares after the date of death. In determining the number of outstanding Common Shares then held by Messrs. Cumming and Steinberg and the total number of outstanding Common Shares, there shall be excluded Common Shares issued by the Company after December 31, 1991, or the conversion into or exchange for, after December 31, 1991, Common Shares or securities convertible into or exchangeable for Common Shares. As calculated pursuant to this provision, Messrs. Cumming and Steinberg beneficially own, in the aggregate, approximately 43% of the Common Shares as of March 31, 2003.

    As of the date hereof, the Company does not have any Indebtedness outstanding of the type referred to in clause (i) of the preceding paragraph. There can be no assurance that the Company will have sufficient funds or the financing to satisfy its obligations to repurchase the notes and other Indebtedness that may come due upon a Change of Control. In such case, the Company's failure to purchase tendered notes would constitute an Event of Default under the Indenture.

    The holders of majority in principal amount of notes then outstanding may waive compliance by the Company of the repurchase of notes upon a Change of Control. The Company may not waive such provisions. See 'Modification of the Indenture.'

    The term 'Investment Grade' is defined as BBB - or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by Moody's or S&P.

TRANSACTIONS WITH AFFILIATES

    The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions with any Affiliate (other than with the Company or a Wholly-Owned Subsidiary), including, without limitation, any loan, advance or investment or any purchase, sale, lease or exchange of property or the rendering of any service, unless such transaction or series of transactions is in good faith and at arm's-length and on terms which are at least as favorable as those available in a comparable transaction from an unrelated Person. Any such transaction that involves in excess of $10,000,000 shall be approved by a majority of the Independent Directors on the Board of Directors of the Company; or, in the event that at the time of any such transaction or series of related transactions there are no Independent Directors serving on the Board of Directors of the Company, such transaction or series of related transactions shall be approved by a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction for which approval is required.

SUCCESSOR CORPORATION

    The Company may not consolidate with, merge into or transfer all or substantially all of its assets (i.e., 90% or more) to another corporation unless (a) the successor corporation shall be existing under the laws of the United States, any state thereof or the District of Columbia, (b) there shall not be any Default or Event of Default under the Indenture, (c) such successor corporation assumes all of the Obligations of the Company under the notes and the Indenture and (d) after giving effect to such transaction, such successor corporation shall have a Consolidated Net Worth equal to or greater than the Company. Thereafter all such obligations of the Company will terminate.

REPORTS TO NOTEHOLDERS

    The Company will mail copies of its annual reports and quarterly reports mailed to its shareholders to noteholders. If the Company is not required to furnish annual or quarterly reports to its shareholders, the Company will, upon request, mail to each noteholder, at such noteholder's address as appearing on the note register, audited annual financial statements prepared in accordance with United States generally accepted accounting principles and unaudited condensed quarterly financial statements. Such financial statements shall be accompanied by management's discussion and analysis of the results of operations and financial condition of the Company for the period reported upon in substantially the form required under the rules and regulations of the Commission currently in effect.

THE TRUSTEE

    JPMorgan Chase Bank is the Trustee under the Indenture.

    The noteholders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture will provide that, in case an Event of Default shall occur and be continuing, the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its power. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the noteholders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

EVENTS OF DEFAULT AND NOTICE THEREOF

    The term 'Event of Default' when used in the Indenture shall mean any one of the following: (i) failure to pay interest for 30 days or principal (including premium, if any); (ii) failure to perform any covenants not described in clause (i) for 30 days after receipt of notice; (iii) the occurrence of a default in the payment when due of principal of, or interest on, or other amounts payable in respect of, any instrument evidencing or securing other Indebtedness of the Company or any Material Subsidiary of the Company in the aggregate principal amount of $15,000,000 or more; (iv) the occurrence of any other event of default under an instrument evidencing or securing other indebtedness of the Company or any Material Subsidiary of the Company in the aggregate principal amount of $15,000,000 or more resulting in the acceleration of such indebtedness, which acceleration is not rescinded or annulled pursuant to the terms of such instrument; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company or any Material Subsidiary of the Company.

    The Indenture will provide that the Trustee shall, within 90 days after the occurrence of a default, provide to the noteholders notice of all uncured defaults known to it (the term default to include the events specified above without grace or notice); provided, that, except in the case of default in the payment of principal of, premium, if any, or interest on any of the notes, the Trustee shall be protected in withholding such notice if and so long as a committee of its Trust Officers in good faith determines that the withholding of such notice is in the interests of the noteholders.

    In case an Event of Default (other than an Event of Default with respect to the Company specified in clause (v) above) shall have occurred and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to the Company and to the Trustee, may declare to be due and payable immediately the outstanding principal amount and accrued interest, premiums, penalties and other amounts in respect of the notes and the Indenture. Such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal, premium, if any, or interest on the notes) may be waived by the holders of a majority in principal amount of the notes, upon the conditions provided in the Indenture.

    If an Event of Default with respect to the Company specified in clause (v) above occurs, all unpaid principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes.

    The Indenture will include a covenant that the Company will file annually with the Trustee a statement regarding compliance by the Company with the terms thereof and specifying any defaults of which the signers may have knowledge.

MODIFICATION OF THE INDENTURE

    Under the Indenture, the rights and obligations of the Company and the rights of noteholders may be modified by the Company and the Trustee only with the consent of the noteholders holding a majority in principal amount of the notes then outstanding; but no extension of the maturity of any notes, or reduction in the interest rate or premium, if any, or extension of the time of payment of principal of (including premium, if any) or interest on, or any change that adversely affects the right of a noteholder to convert any notes, or any change in the subordination of the notes that is adverse to the noteholders, or any other modification in the terms of payment of the principal of, or premium, if any, or interest on the notes or reduction of the percentage required for modification will be effective against any noteholder without its consent. The holders of a majority in principal amount of notes then outstanding may waive compliance by the Company with certain covenants, including those described under 'Repurchase at Option of Holders Upon a Change of Control.'

SATISFACTION AND DISCHARGE OF INDENTURE

    The Indenture will be discharged and cancelled upon payment or redemption of all the notes or upon deposit with the Trustee, within not more than one year prior to the maturity of the notes, of funds sufficient for such payment or redemption.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    The Company and the initial purchaser of the old notes entered into a registration rights agreement pursuant to which the Company agreed, for the benefit of the holders of the notes, to file under the Securities Act a registration statement relating to an offer to exchange any and all of the old notes for a like aggregate principal amount of registered notes which are substantially identical to the old notes, except that the registered notes have been registered pursuant to an effective registration statement under the Securities Act and do not contain provisions for the liquidated damages described below.

    If: (1) prior to the time the exchange offer is completed (A) existing Commission interpretations are changed such that the registered notes received in the exchange offer would not in general be, upon receipt, transferable by holders thereof without restrictions under the Securities Act or (B) the interests of the holders of the notes, taken as a whole, would be materially adversely affected by the consummation of the exchange offer; (2) applicable Commission interpretations would not permit consummation of the exchange offer;
(3) the exchange offer has not been completed within 225 days following the issue date of the old notes; or (4) the exchange offer is not available to any holder of the notes, the Company shall, in lieu of (or, in the case of clause
(4), in addition to) conducting the exchange offer, file under the Securities Act a 'shelf' registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Registrable Securities.

    In the event that:

        (a) the Company has not filed the registration statement or shelf registration statement on or before the date on which such registration statement is required to be filed; or

        (b) such registration statement or shelf registration statement has not become effective or been declared effective by the Commission on or before the date on which such registration statement is required to become or be declared effective; or

        (c) the exchange offer has not been completed within 45 days after the initial effective date of the registration statement relating to the exchange offer (if the exchange offer is then required to be made); or

        (d) any shelf registration statement is filed and declared effective but shall thereafter either be withdrawn by the Company or shall become subject to an effective stop order suspending the effectiveness of such registration statement without being succeeded within 30 days by an additional registration statement filed and declared effective;

then, in addition to the interest on the notes, liquidated damages shall accrue at an amount per week per $1,000 principal amount of notes equal to $0.05 for the first 90 days of the registration default period, increasing by an additional $0.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period, up to a maximum of $0.25 per week per $1,000 principal amount of notes. Liquidated damages shall be paid on the interest payment dates to holders of record for the payment of interest.

    Holders of notes will be required to make certain representations to the Company and to deliver information to be used in connection with the shelf registration statement (in each case, as described in the registration rights agreement) and will be required to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above.

    Except in certain limited circumstances, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form, except in certain limited circumstances. See ' -- Exchange of Interests in Global Notes for Certificated Notes.'

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material U.S. federal income tax considerations relating to the exchange of old notes for registered notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of old notes who hold the old notes as 'capital assets' (in general, assets held for investment). Special situations, such as the following, are not addressed:

     tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

     tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

     tax consequences to holders whose 'functional currency' is not the U.S. dollar;

     tax consequences to persons who hold notes through a partnership or similar pass-through entity;

     alternative minimum tax consequences, if any; or

     any state, local or foreign tax consequences.

    The discussion below is based upon the provisions of the Internal Revenue Code of 1986, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

CONSEQUENCES OF TENDERING NOTES

    The exchange of your notes for registered notes in the exchange offer would not constitute an exchange for federal income tax purposes. Accordingly, the exchange of your old notes for registered notes would have no federal income tax consequences to you. For example, there would be no change in your tax basis and your holding period would carry over to the registered notes. In addition, the federal income tax consequences of holding and disposing of your registered notes would also be the same as those applicable to your old notes.

    THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR REGISTERED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where the notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such a resale.

    We will not receive any proceeds from any sale of registered notes by broker-dealers. Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Such a resale may be made directly to purchases or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from such a broker-dealer and/or the purchasers of any of the registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account an any broker or dealer that participates in a distribution of the notes may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on such a resale of the notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

    For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchasers of the old notes, other than commissions or concessions of any brokers or dealers, and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Weil, Gotshal & Manges LLP has passed upon the validity of the notes on behalf of the issuer.

                                    EXPERTS


    The financial statements of Leucadia incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part to our Annual Report on Form 10-K, as amended, for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



    The financial statements of Olympus Re Holdings, Ltd. incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part to our Form 10-K, as amended, for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in accounting and auditing.



    The financial statements of Berkadia LLC and The FINOVA Group Inc. appearing in Leucadia's Annual Report on Form 10-K, as amended, for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



    The financial statements of Jefferies Partners Opportunities Fund II, LLC as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002, appearing in the December 31, 2002 Annual Report on Form 10-K/A of Leucadia, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.



    The consolidated financial statements of WilTel appearing in WilTel's Annual Report on Form 10-K, as amended, for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

________________________________________________________________________________




                                     $200,000,000




                             LEUCADIA NATIONAL CORPORATION




                                  [LOGO: LEUCADIA]




                                 EXCHANGE OFFER FOR
                              7% SENIOR NOTES DUE 2013

________________________________________________________________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The registrant is a New York corporation. Sections 722 through 725 of the New York Business Corporation Law (the 'Business Corporation Law') provide that a corporation may indemnify, with certain limitations and exceptions, a director or officer as follows: (1) in a derivative action, against his reasonable expenses, including attorneys' fees but excluding certain settlement costs, actually and necessarily incurred by him in connection with the defense thereof, or an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in (or in the case of service for another corporation, not opposed to) the best interests of the corporation; and
(2) in a civil or criminal non-derivative action or proceeding including a derivative action by another corporation, partnership or other enterprise in which any director or officer of the indemnifying corporation served in any capacity at the indemnifying corporation's request, against judgments, fines, settlement payments and reasonable expenses, including attorneys' fees, incurred as a result thereof, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in (or, in the case of service for any other corporation, not opposed to) the best interests of the corporation and, in criminal actions and proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. Such indemnification is a matter of right where the director or officer has been successful on the merits or otherwise, and otherwise may be granted upon corporate authorization or court award as provided in the statute.

    Section 721 of the Business Corporation Law provides that indemnification arrangements can be established for directors and officers, by contrast, by-law, charter provision, action of shareholders or board of directors, on terms other than those specifically provided by Article 7 of the Business Corporation Law, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Article V of the Company's By-Laws provides for the indemnification, to the full extent authorized by law, of any person made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company.

    Section 726 of the Business Corporation Law provides that a corporation may obtain insurance to indemnify itself and its directors and officers. The Company maintains an insurance policy providing both directors and officers liability coverage and corporate reimbursement coverage.

    Article Sixth of the Company's Certificate of Incorporation contains a charter provision eliminating or limiting director liability for monetary damages arising from breaches of fiduciary duty, subject only to certain limitations imposed by statute.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


EXHIBIT
NUMBER                          DESCRIPTION
------                          -----------
  4.1  -- Indenture, dated as of June 5, 2003 between Registrant and JPMorgan Chase Bank with respect to Registrant's 7% Senior Notes due 2013.*
  4.2  -- Indenture, dated as of November 5, 2003 between Registrant and JPMorgan Chase Bank with respect to Registrant's 7% Senior Notes due 2013.
  4.3  -- Registration Rights Agreement, dated as of June 5, 2003, between Registrant and Jefferies &
          Company, Inc., with respect to Registrant's 7% Senior Notes due 2013.*
  4.4  -- Form of 7% Senior Note (included in Exhibit 4.2).
  5.1  -- Opinion of Weil, Gotshal & Manges LLP.
 12.1  -- Computation of Ratio of Earnings to Fixed Charges.

EXHIBIT
NUMBER                          DESCRIPTION
------                          -----------
  23.1  -- Consent of PricewaterhouseCoopers LLP, independent accountants of the Registrant.
  23.2  -- Consent of PricewaterhouseCoopers, independent
           accountants of Olympus Re Holdings, Ltd.
  23.3  -- Consent of Ernst & Young LLP, independent accountants of
           Berkadia LLC.
  23.4  -- Consent of Ernst & Young LLP, independent accountants of
           WilTel Communications, Inc.
  23.5  -- Consent of Ernst & Young LLP, independent accountants of
           The FINOVA Group Inc.
  23.6  -- Consent of KPMG LLP, independent accountants of Jefferies
           Partners Opportunity Fund II, LLC.
  23.7  -- Consent of Weil, Gotshal & Manges LLP (included in
           Exhibit 5.1).
  24.1  -- Power of Attorney (contained on signature page).
  25.1  -- Form T-1 statement of eligibility under the Trust
           Indenture Act of 1939 of JPMorgan Chase Bank, as trustee.
  99.1  -- Form of Letter of Transmittal.*
  99.2  -- Form of Notice of Guaranteed Delivery.*



---------
* Previously filed.


ITEM 22. UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (d) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
    Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 18th day of November, 2003.


                                          LEUCADIA NATIONAL CORPORATION

                                          By:        /s/ JOSEPH A. ORLANDO
                                              ..................................
                                                      JOSEPH A. ORLANDO
                                                     VICE PRESIDENT AND
                                                   CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons on behalf of Leucadia National Corporation and in the capacities and on the dates indicated.



                  NAME                                  TITLE                            DATE
                  ----                                  -----                            ----
                    *                       Chairman of the Board                 November 18, 2003
 .........................................  (Principal Executive Officer)
             (IAN M. CUMMING)
                    *                       President and Director                November 18, 2003
 .........................................    (Principal Executive Officer)
          (JOSEPH S. STEINBERG)

            JOSEPH A. ORLANDO               Vice President and Chief Financial    November 18, 2003
 .........................................    Officer
           (JOSEPH A. ORLANDO)                (Principal Financial Officer)

                    *                       Vice President and Comptroller        November 18, 2003
 .........................................    (Principal Accounting Officer)
          (BARBARA L. LOWENTHAL)

                    *                       Director                              November 18, 2003
 .........................................
             (PAUL M. DOUGAN)

                    *                       Director                              November 18, 2003
 .........................................
         (LAWRENCE D. GLAUBINGER)

                    *                       Director                              November 18, 2003
 .........................................
            (JAMES E. JORDAN)

                    *                       Director                              November 18, 2003
 .........................................
        (JESSE CLYDE NICHOLS, III)



* By: /s/ BARBARA L. LOWENTHAL
     --------------------------
        BARBARA L. LOWENTHAL
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                            DESCRIPTION
 ------                            -----------
      4.1  -- Indenture, dated as of June 5, 2003 between Registrant and JPMorgan Chase Bank with respect to Registrant's 7%
              Senior Notes due 2013.*
      4.2  -- Indenture, dated as of November 5, 2003 between
              Registrant and JPMorgan Chase Bank with respect to
              Registrant's 7% Senior Notes due 2013.
      4.3  -- Registration Rights Agreement, dated as of June 5, 2003, between Registrant and Jefferies & Company, Inc., with
              respect to Registrant's 7% Senior Notes due 2013.*
      4.4  -- Form of 7% Senior Note (included in Exhibit 4.2).
      5.1  -- Opinion of Weil, Gotshal & Manges LLP.
     12.1  -- Computation of Ratio of Earnings to Fixed Charges.
     23.1  -- Consent of PricewaterhouseCoopers LLP, independent accountants of the Registrant.
     23.2  -- Consent of PricewaterhouseCoopers, independent
              accountants of Olympus Re Holdings, Ltd.
     23.3  -- Consent of Ernst & Young LLP, independent accountants of
              Berkadia LLC.
     23.4  -- Consent of Ernst & Young LLP, independent accountants of
              WilTel Communications, Inc.
     23.5  -- Consent of Ernst & Young LLP, independent accountants of
              The FINOVA Group Inc.
     23.6  -- Consent of KPMG LLP, independent accountants of Jefferies
              Partners Opportunity Fund II, LLC.
     23.7  -- Consent of Weil, Gotshal & Manges LLP (included in
              Exhibit 5.1).
     24.1  -- Power of Attorney (contained on signature page).
     25.1  -- Form T-1 statement of eligibility under the Trust
              Indenture Act of 1939 of JPMorgan Chase Bank, as trustee.
     99.1  -- Form of Letter of Transmittal.*
     99.2  -- Form of Notice of Guaranteed Delivery.*


---------

* Previously filed.

                          STATEMENT OF DIFFERENCES
                          ------------------------

 The section symbol shall be expressed as............................... 'SS'